Exhibit 15

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
   Ranger Industries, Inc.
   (formerly Coleco Industries, Inc.):

We have reviewed the condensed consolidated financial statements of Ranger Industries, Inc. and Subsidiaries as of March 31, 1997, and for the three-month period then ended. All information included in these financial statements is the representation of the Company. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants.

A review of interim financial information consists principally of applying analytical procedures to financial data and making inquires of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying condensed consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

The consolidated financial statements, including the consolidated balance sheet, for the year ended December 31, 1996 were audited by us, and we expressed an unqualified opinion on them, which included an explanatory paragraph with respect to the substantial doubt about the Company's ability to continue as a going concern due to the uncertainty about the Company's ability to attract sufficient outside investment to allow it to continue to operate once its working capital is depleted, in our report dated April 14, 1997, but we have not performed any auditing procedures since that date.

The condensed consolidated financial statements for the quarter ended March 31, 1996 were not audited by us and, accordingly, we do not express an opinion or any other form of assurance on them.

COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
May 14, 1997